EXHIBIT 10.21
MULTIFOODS LOGO

33 South 6th Street  P.O. Box 2942  Minneapolis, MN 55402-0942  612-340-3621


July 29, 1994


Mr. Devendra Mishra
[address]

Dear Devendra:

We are pleased to confirm the verbal understanding and agreement we reached regarding your employment with Multifoods as President, VSA.

1. In this position you will report directly to Tony Luiso, Chairman, President and Chief Executive Officer, Multifoods.

2. Your primary office will be in Denver, Colorado, and the effective date of employment with Multifoods will be August 15, 1994.

3. The starting salary will be $260,000 annually, with a guaranteed adjustment to the base salary of $25,000 no later than December 1, 1995, if the fiscal year 1996 business plan earnings for the first three quarters of fiscal year 1996 have been achieved. The third quarter ends on November 30, 1995 and a determination will be made at that time regarding performance against plan, and therefore, your entitlement to this base salary adjustment.

4. Multifoods' fiscal year is from March 1 to February 28. Your annual incentive opportunity at business plan level will be 50% of base salary with a maximum of 65%. Since you will be joining us on August 15, 1994, we will guarantee $70,000 for the balance of fiscal year 1995, a six and one-half month period. If, however, the VSA threshold level of business plan earnings is achieved, an additional $20,000 will be added to the bonus; and if the FY 1995 business plan earnings number is achieved, an additional $25,000 will be added to the guaranteed bonus.

5. A recommendation will be made to the Compensation Committee at its meeting on September 16, 1994, for the following:

  a. A stock option grant of 10,000 shares. The options will be priced at the average of the high and low of Multifoods' stock traded on September 16, 1994. These are ten-year options and vest at the end of one year.

A recommendation will also be made at the March 1995
Compensation Committee meeting for a regular grant of 7,500 stock options.

  b. A restricted stock grant of 6,000 shares which at today's stockprice will equal approximately $100,000. The restriction will be for a period of three years and will be available to you at the end of this period. In addition, you will receive the dividends on the restricted stock during the three-year period. The restriction is time only.

6. A long term incentive opportunity will be available to you for the fiscal period 1996-1998 as the first cycle of the long term program. This is a performance unit plan and will have three financial measurements.

     -     aggregate earnings for the three-year period,
     -     sales volume at the end of the third year, and
     -     Return on Investment at the end of the third year.

You will receive a number of performance units valued at the beginning of the fiscal year. The target level payout for the three-year period, if business plan level financial goals are achieved, should equal $300,000 and could go to a maximum of $600,000.
One third of the value earned will be paid at the end of FY '98, one third at the end of FY '99 and one third at the end of FY 2000. This long term plan requires an agreement with you and Tony Luiso at the beginning of FY '96 as to the three-year financial targets. All of the targets will be VSA financial targets.

7. The Company will pay you a $75,000 employment bonus following your August 15, 1994 employment date. This full amount will be returned to Multifoods if within a one-year period you voluntarily terminate your employment with the company. A second $75,000 employment bonus will be paid in FY '96, 50% of which will be paid in September 1995 if VSA has met at least 90% of its business plan for the first six months of the fiscal year and the second 50% in March 1996 if VSA has achieved at least 90% of the full year's business plan.

8. The Company will provide you severance protection in the amount of one year's base salary ($260,000) in the event of your involuntary termination for any reason other than cause. The company will also recommend a change-of-control agreement to the Compensation
Committee at its September 16, 1994 meeting.

9. The Company provides a comprehensive benefit program including medical, dental, life, long-term disability, etc. We also have a 401(k) program called VISA and a salaried employees' retirement plan
(ERP). Summary information describing these plans is attached for your review. I should note, however, that all of the benefit plans are under review and will most likely be modified in FY 1996.

10. The Company's relocation program will apply. It is a comprehensive program and includes home marketing assistance, house hunting visits to the new location, transportation of household goods, fees, reasonable closing costs, etc. As we discussed, the Company is prepared to assist you in the sale of your home, and we agreed that as a first step you will determine the market value and an estimate of the time required to sell your home. We are prepared to protect your investment in your home at some reasonable level to be determined once you determine the market value. An apartment will be provided for you in Denver for a minimum of one year, and we will review your needs for continued housing assistance during this period. A copy of the relocation policy is attached.

11. In accordance with our verbal understanding, you will be entitled to four weeks' vacation. Our vacation year is from January 1 to December 31.

Devendra, will you please let me know if you have any questions following your review of this offer. The offer is contingent upon your completion of an executive type physical examination. If you have had a recent physical exam, then written assurance from your doctor, followed by a written summary of the condition of your health, will constitute
"satisfactory completion".

This offer is also contingent upon responses from further reference checking which will be done by Don Hykes, VP & Managing Director of
A. T. Kearney, and the results of interviews with members of our Board of Directors.

Devendra, we are extremely pleased with the prospect of having you in this key executive role with Multifoods. We are counting on your contribution. We know you will make a significant difference to the corporation and will also enjoy the association with Multifoods. As Tony has expressed, we believe Multifoods can offer you significant growth opportunities in the years ahead. Will you please indicate your acceptance of our offer by signing and dating the original of this letter and returning it to me at your earliest convenience.

Thanks again and welcome.

Best regards,


/s/ Robert F. Maddocks
Robert F. Maddocks
Vice President, Human Resources


cc:     A. Luiso


                       Accepted by:           /s/Devendra Mishra
                                              Devendra Mishra

                                              August 2, 1994
                                              Date